                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant:   [X]

Filed by a Party other than the Registrant: [  ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Lindsay Manufacturing Co.
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies: __________________________________

        (2)  Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                           LINDSAY MANUFACTURING CO.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 26, 1999

     The Annual Meeting of Stockholders of Lindsay Manufacturing Co. (the "Company") will be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, on Tuesday, January 26, 1999, at 1:00 p.m., Central Standard Time, for the following purposes:

          (1) To elect two directors.

          (2) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending August 31, 1999.

          (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of two directors and the ratification of the appointment of independent auditors.

     Only stockholders holding shares of Common Stock of record at the close of business on November 28, 1998 will be entitled to notice of and to vote at the meeting.

     Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy which is solicited on behalf of the Board of Directors and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Bruce C. Karsk, Secretary

Lindsay, Nebraska
December 17, 1998

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

                           LINDSAY MANUFACTURING CO.
                                EAST HIGHWAY 91
                            LINDSAY, NEBRASKA 68644

                            ------------------------

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF

                                  COMMON STOCK

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Manufacturing Co. (the "Company") to be held on January 26, 1999 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at East Highway 91, Lindsay, Nebraska 68644. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 17, 1998.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the directors believe shares held by executive officers and directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 37.4% of the total shares outstanding as of November 28, 1998. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

     Only holders of Common Stock of record at the close of business on November 28, 1998 will be entitled to vote at the Annual Meeting. At the record date, there were 13,146,657 shares of Common Stock which were issued and outstanding. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

     The following table sets forth, as of November 28, 1998, the beneficial ownership of the Company's Common Stock by directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by the Company to beneficially own more than 5% of the Company's Common Stock and by all present executive officers and directors of the Company as a group:

                                                         NUMBER OF SHARES
                                                           BENEFICIALLY          PERCENT
                         NAME                                OWNED(1)            OF CLASS
                         ----                            ----------------        --------
Vaughn L. Beals, Jr., Director.........................        14,028(2)              *
Howard G. Buffett, Director............................        19,088(2)              *
Michael N. Christodolou, Director Nominee..............     3,492,395(3)           26.6
John W. Croghan, Director..............................       142,603(2)            1.1
Eduardo R. Enriquez, Vice President -- International
  and President of Lindsay International Sales
  Corporation..........................................        46,217(2)              *
Bruce C. Karsk, Vice President -- Finance, Secretary,
  Treasurer and Director...............................       169,781(2)            1.3
Clifford P. Loseke, Vice President -- Manufacturing....        90,188(2)              *
Gary D. Parker, Chairman of the Board, President, Chief
  Executive Officer and Director.......................       906,089(2)            6.8
George W. Plossl, Director.............................        47,091(2)              *
Robert S. Snoozy, Vice President -- Domestic Sales.....        71,543(2)              *
The Bass Management Trust and Other Related Parties....     3,492,395(4)(6)        26.6
PRIMECAP Management                                           659,900(5)(6)         5.0
All executive officers, directors and director nominees
  as a group (11 persons)..............................     5,101,435(2)           37.4

---------------
  * Represents less than 1% of the outstanding Common Stock of the Company.

(1) Each shareholder has sole voting and investment power over the shares he beneficially owns, and all such shares are owned directly by the individual or their spouse unless otherwise indicated.

(2) Includes 5,062; 18,222; 45,550; 23,100; 71,147; 56,850; 136,701; 43,120;
    36,600; and 493,202 shares which may be acquired within 60 days of November 28, 1998 pursuant to the exercise of options by Messrs. Beals, Buffett, Croghan, Enriquez, Karsk, Loseke, Parker, Plossl and Snoozy and the executive officers and directors as a group, respectively.

(3) Consists of shares held by The Bass Management Trust and Other Related Parties over which Mr. Christodolou exercises voting and investment authority -- see footnote (4).

(4) All shares held by The Bass Management Trust and Other Related Parties c/o
    W. Robert Catham, 201 Main Street, Suite 2600, Fort Worth, Texas 76102. Securities are held by The Bass Management Trust, Perry R. Bass, Nancy L. Bass, Lee M. Bass, Thomas M. Taylor, Sid R. Bass Management Trust, Sid R. Bass, Trinity I Fund, L.P., TF Investors, L.P., Trinity Capital Management, Inc., Portfolio Partners, L.P. and Portfolio Associates, Inc.

(5) PRIMECAP Management, 225 South Lake Avenue, Pasadena, California 91101.

(6) Based on information on Form 13F filed with the Securities and Exchange Commission with respect to the Company's Common Stock.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has increased the number of directors making up the full Board from five to seven. The new directorships have been created in the classes with terms expiring in 1999 and 2001. The Board has appointed Bruce C. Karsk as a director for a term ending in 2001. The remaining directorship is currently unfilled, but the Board has nominated Michael N. Christodolou to fill this new position on the Board. In addition, the Board has nominated John W. Croghan as a director. If elected, both Messrs. Croghan and Christodolou will serve three-year terms. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of Messrs. Croghan and Christodolou. Messrs. Croghan and Christodolou have each expressed an intention to serve, if elected. The Board of Directors knows of no reason why Messrs. Croghan and Christodolou might be unavailable to serve, if elected. If either Mr. Croghan or Mr. Christodolou is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between Mr. Croghan or Mr. Christodolou and any other person pursuant to which such nominees were selected. The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. CROGHAN AND CHRISTODOLOU.

     The table below sets forth certain information regarding the directors of the Company. All members of, and the nominees to, the Board of Directors have held the positions with the companies (or their predecessors) set forth under "Principal Occupation" for at least five years, unless otherwise indicated.

                                                       PRINCIPAL                   DIRECTOR   TERM TO
             NAME               AGE                   OCCUPATION                    SINCE     EXPIRE
             ----               ---                   ----------                   --------   -------
                                              NOMINEES
John W. Croghan...............  68    President of Lincoln Partners, a               1989      2002
                                      partnership of Lincoln Capital Management
                                      Company(1)
Michael N. Christodolou.......  37    Director of Equity Investments, Taylor &         --      2002
                                      Company(2)

                                   DIRECTORS CONTINUING IN OFFICE

Vaughn L. Beals, Jr...........  70    Chairman-Emeritus, Harley-Davidson, Inc.(3)    1997      2000
Gary D. Parker................  53    Chairman, President and Chief Executive        1978      2000
                                      Officer of the Company
Howard G. Buffett.............  44    Chairman of the Board, The GSI Group(4)        1995      2001
Bruce C. Karsk................  46    Vice President-Finance Secretary and           1998      2001
                                      Treasurer of the Company
George W. Plossl..............  80    President of G.W. Plossl & Co., Inc.           1989      2001

---------------
(1) Prior to 1997, Mr. Croghan was Chairman of Lincoln Capital Management Company. Mr. Croghan is also a director of St. Paul Bancorp, Inc., Republic Services, Inc. and of thirteen Morgan Stanley public closed-end funds.

(2) Taylor & Company is an investment consulting firm providing services to the Trinity I Fund, L.P. and certain entities associated with certain members of the Bass Family of Forth Worth, Texas. Mr. Christodolou is also a director of XTRA Corp.

(3) Mr. Beals has served as Chairman-Emeritus of Harley-Davidson, Inc. He retired as a director of Harley-Davidson, Inc. in 1998.

(4) Prior to joining The GSI Group in 1995, Mr. Buffett was Corporate Vice President, Assistant to the Chairman and director of Archer Daniels Midland Company from 1992 to 1995 and a County Commissioner of Douglas County, Nebraska from 1989 to 1992. Mr. Buffett is also a director of The GSI Group, Berkshire Hathaway, Inc. and Coca-Cola Enterprises, Inc.

     Information regarding executive officers of the Company is found in the Company's Annual Report which has been supplied with this Proxy Statement.

     The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended August 31, 1998, the Board of Directors held four meetings and took action by written consent in lieu of a meeting three times. All directors attended 75% or more of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during fiscal 1998.

     The Board of Directors has established three committees: Audit, Compensation and Nominating.

     AUDIT COMMITTEE. The functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the scope and results of the Company's internal auditing function, reviewing the adequacy of the Company's internal accounting controls with management and auditors and reviewing fees charged by the Company's independent auditors. The Audit Committee is composed of Directors Beals, Croghan and Plossl. The Audit Committee is chaired by Mr. Plossl and met one time during fiscal 1998.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves compensation policy, changes in salary levels and bonus payment and awards pursuant to the Company's management incentive plans. The Compensation Committee consists of Directors Beals, Buffett and Croghan. The Compensation Committee which is chaired by Mr. Buffett, met one time and took action by written consent in lieu of meeting two times during fiscal 1998.

     NOMINATING COMMITTEE. The Nominating Committee, composed of Directors Buffett, Parker and Plossl, is responsible for nominating persons to serve as directors of the Company. The Nominating Committee which is chaired by Mr. Parker, met one time and took action by written consent in lieu of meeting one time during fiscal 1998.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid $24,000 annually, plus $1,200 per day for attending meetings of the Board of Directors and $600 per day for attending any separate meetings of committees of the Board of Directors or other meetings at the request of the Company. Directors are also reimbursed for expenses they incur in attending meetings. Directors who are not employees of the Company are also eligible to receive grants of nonqualified options to purchase Common Stock in amounts determined by disinterested members of the Compensation Committee. Continuing Directors receive an annual grant of options to purchase 5,062 shares of Common Stock on September 3 of each fiscal year at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant. New Directors receive an initial grant of options to purchase 25,312 shares of Common Stock on the 3rd of September after becoming a Director at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant. The maximum number of shares that can be issued to such directors pursuant to such options is the greater of 303,750 or 2% of the total shares outstanding. Options granted to a director vest ratably over a five-year period and unexercised options are subject to forfeiture if a director retires voluntarily or is terminated for cause. During fiscal 1998, the Company granted Messrs. Beals, Buffett, Croghan and Plossl options to purchase 25,312, 5,062, 5,062, and 5,062 shares of Common Stock, respectively, at an exercise price of $26.17 per share. No options were exercised by any outside director during fiscal 1998.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the annual and long-term compensation awarded to, earned by, or paid by the Company and its subsidiaries to, the Chief Executive Officer and the other four highest paid executive officers of the Company for services rendered during the three fiscal years ended August 31, 1998, August 31, 1997 and August 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                       ---------------------------------
                                          ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                    --------------------------------   -----------------------   -------
            (a)              (b)      (c)       (d)         (e)           (f)          (g)         (h)         (i)
                                                                                    SECURITIES
                                                                       RESTRICTED   UNDERLYING
                                                        OTHER ANNUAL     STOCK       OPTIONS/     LTIP      ALL OTHER
                                    SALARY     BONUS    COMPENSATION    AWARD(S)       SARs      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)       ($)        (2)($)        (3)($)       (4)(#)     (5)($)       (6)($)
---------------------------  ----   -------   -------   ------------   ----------   ----------   -------   ------------
Gary D. Parker............   1998   367,047   500,000(1)     --        1,627,594         --        --         72,893
  Chairman, President and    1997   367,047   300,000       --         1,114,875         --        --         58,841
  Chief Executive Officer    1996   339,859   300,000       --           689,625         --        --         49,512
Eduardo R. Enriquez.......   1998    96,408    16,750       --                --      7,500        --          6,987
  Vice President --          1997    92,700    26,525       --                --         --        --          8,731
  International and          1996    90,000    22,000       --                --         --        --          6,757
  President of Lindsay
  International Sales
  Corporation
Bruce C. Karsk............   1998   140,436    90,000       --           103,781         --        --         18,896
  Vice President --          1997   131,249    90,000       --            81,000         --        --         17,770
  Finance, Secretary and     1996   121,527    85,000       --            57,375         --        --         15,304
  Treasurer
Clifford P. Loseke........   1998   103,000    34,000       --            29,250      7,500        --          9,722
  Vice President --          1997    98,000    34,000       --            27,125         --        --         10,320
  Manufacturing              1996    93,185    35,000       --                --         --        --          7,229
Robert S. Snoozy..........   1998    95,400    77,000       --            29,250      7,500        --         10,699
  Vice President --          1997    90,000    74,180       --            27,125         --        --         10,678
  Domestic Sales             1996    81,643    75,000       --                --         --        --          8,083

---------------
(1) The amount reported as Mr. Parker's fiscal 1998 bonus includes a discretionary bonus of $100,000 that was awarded and paid in fiscal 1998 but which related to fiscal 1997. Because this bonus was awarded after the date of the Company's prior year proxy statement, it had not been previously reported.

(2) No disclosure is required in this column pursuant to applicable Securities and Exchange Commission Regulations, as the aggregate value of items covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for each respective executive officer named.

(3) Represents restricted stock awards of 60,750 shares and 3,375 shares for Messrs. Parker and Karsk, respectively, in each of fiscal 1998, fiscal 1997 and fiscal 1996 and 1,125 shares to each of Messrs. Loseke and Snoozy in fiscal 1998 and 1,575 shares to each of Messrs. Loseke and Snoozy in 1997, as adjusted to reflect the June 15, 1998 three-for-two stock split. The restricted stock awards vest two years from the date of grant and participate in dividends on a nonpreferential basis. Of each year's restricted stock award to Mr. Parker, 50,625 shares were performance based as were all of the fiscal 1998 and fiscal 1997 restricted stock awards to Messrs. Loseke and Snoozy. At August 31, 1998, the value of each award to Mr. Parker of 60,750 shares in fiscal 1998, 1997 and 1996 was $1,222,594. At August 31, 1998, the value of each award to Mr. Karsk of 3,375 shares in fiscal 1998, 1997 and 1996 was $67,922. At August 31, 1998, the value of the fiscal 1998 awards to Messrs. Loseke and Snoozy of 1,125 shares each was $22,640 and the value of the fiscal 1997 awards to Messrs. Loseke and Snoozy of 1,575 shares each was $31,697.

(4) Adjusted to reflect the June 15, 1998 three-for-two stock split.

(5) The Company does not have a long-term incentive plan as defined in Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

(6) These amounts for fiscal 1998 consist of defined contributions and matching contributions to the Company's defined contribution profit-sharing and 401(k) plan of $9,390, $4,749, $9,357, $7,838 and $8,694 for Messrs. Parker,
    Enriquez, Karsk, Loseke and Snoozy, respectively, and of premiums for supplemental life and disability insurance (and, in the case of Messrs. Karsk and Parker, the value of split-dollar supplemental term life insurance) of $63,503, $2,238, $9,539, $1,884 and $2,005 for Messrs. Parker,
    Enriquez, Karsk, Loseke and Snoozy, respectively.

     The following table sets forth certain information relating to options granted during fiscal year 1998 to executive officers of the Company whose compensation is reported in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZED
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                                                                           APPRECIATION FOR
                                                                                            OPTION TERM(3)
                                                                                          -------------------
              (A)                    (B)            (C)            (D)          (E)         (F)        (G)
                                  NUMBER OF          %
                                  SECURITIES      OF TOTAL
                                  UNDERLYING    OPTIONS/SARS
                                 OPTIONS/SARS    GRANTED TO    EXERCISE OR
                                   GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION
             NAME                   (#)(1)      FISCAL YEAR     ($/SH)(2)       DATE       5%($)      10%($)
             ----                ------------   ------------   -----------   ----------   --------   --------
Gary D. Parker.................        --           --               --             --         --         --
Eduardo R. Enriquez............     7,500            9%           28.17       11/06/07    132,870    336,718
Bruce C. Karsk.................        --           --               --             --         --         --
Clifford P. Loseke.............     7,500            9%           28.17       11/06/07    132,870    336,718
Robert S. Snoozy...............     7,500            9%           28.17       11/06/07    132,870    336,718

---------------
(1) All amounts relate to options granted to the named executive officers. No stock appreciation rights (SARs) were granted during fiscal 1998. All options were granted on November 6, 1997, become exercisable ratably beginning one year from date of grant through five years from date of grant and expire on November 6, 2007. All options were granted at fair market value on the date of grant.

(2) Adjusted to reflect the June 15, 1998 three-for-two stock split.

(3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of Common Stock price appreciation from November 6, 1997 (the date of the grant) to March 6, 2007 (the date of expiration of such options) of 5% and 10%. These assumptions are not intended to forecast future price appreciation of the Company's Common Stock price. The exercise price of all these options exceeded the closing sale price of $20.125 for the Company's Common Stock as of the end of its fiscal year ended August 31, 1998.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table sets forth certain information concerning options exercised during fiscal year 1998, the number of unexercised options and the value of unexercised options at the end of fiscal 1998 for the executive officers of the Company whose compensation is reported in the Summary Compensation Table.

             (A)                       (B)               (C)                  (D)                  (E)
                                                                           NUMBER OF            VALUE OF
                                                                          SECURITIES           UNEXERCISED
                                                                          UNDERLYING          IN-THE-MONEY
                                                                          UNEXERCISED        OPTIONS/SARS AT
                                                                        OPTIONS/SARS AT        FISCAL YEAR
                                                                     FISCAL YEAR END(#)(1)      END($)(2)
                                 SHARES ACQUIRED    VALUE REALIZED       EXERCISABLE/         EXERCISABLE/
             NAME               ON EXERCISE(#)(1)        ($)             UNEXERCISABLE        UNEXERCISABLE
             ----               -----------------   --------------   ---------------------   ---------------
Gary D. Parker................       97,861           2,699,676         136,701/-0-          2,352,816/-0-
Eduardo R. Enriquez...........          -0-                 -0-        35,100/12,900         381,588/63,475
Bruce C. Karsk................          -0-                 -0-         76,147/-0-           1,310,596/-0-
Clifford P. Loseke............          -0-                 -0-        55,350/12,900         713,119/63,475
Robert S. Snoozy..............       20,250             553,433        35,100/12,900         381,588/63,475

---------------
(1) Adjusted to reflect the three-for-two stock split of June 15, 1998.

(2) Based on the difference between the closing sale price of the Common Stock on August 31, 1998 and the related option exercise price.

RETIREMENT PLAN

     The Company has a nonqualified Supplemental Retirement Plan (a defined benefit retirement plan) that provides participants with certain retirement benefits after the employee reaches his normal retirement age (age 62 for Messrs. Parker, Karsk, Loseke and Snoozy and age 65 for Mr. Enriquez) which would otherwise be denied them due to benefit limitations for Internal Revenue Code qualified plans. The retirement benefits payable to participants pursuant to this plan are determined by a calculation which is based on average annual earnings (base salary plus cash bonuses) for the three highest earning years during the ten year period immediately prior to the participant's retirement reduced by the participant's retirement benefits from the Company's Profit Sharing Plan, Social Security benefits payable, and benefits from any retirement or pension plan the participant may be entitled to from any prior employers.

     The Supplemental Retirement Plan provides reduced benefits for a participant who elects early retirement at age 55 (age 60 in the case of Mr. Enriquez) or later but before age 62 (age 65 in the case of Mr. Enriquez). While the benefits are paid from the general assets of the Company, the Company has secured life insurance on the participants to provide the Company with the funds necessary to provide the above described supplemental retirement benefits. Upon attainment of the normal retirement age the projected annual benefits are $330,504, $6,228, $-0-, $14,796 and $-0- for Messrs. Parker, Enriquez, Karsk,
Loseke and Snoozy, respectively.

EMPLOYMENT AGREEMENTS

     The Company's employment agreement with Mr. Parker provides for the payment of a base salary, a performance bonus and a deferred bonus. It also provides that Mr. Parker will be eligible to receive restricted Common Stock, options to purchase Common Stock, SARs and SIRs as well as certain fringe benefits provided in the Company's employee benefit programs. Under the agreement, Mr. Parker receives a performance bonus (up to a maximum $200,000 beginning in any fiscal year after 1997) equal to 2% of the Company's pretax earnings if the Company's pretax earnings are greater than 15% of its average equity during the year. A deferred performance bonus, the payment of which is deferred 12 months and is unvested, may also be earned by Mr. Parker in an amount equal to the current year's bonus. The aggregate of the performance bonus and the deferred performance bonus awarded in any fiscal year may not exceed $400,000. Additionally, Mr. Parker is entitled to receive an annual performance-based award of 50,625 shares of restricted Common Stock if the Company achieves a pretax return on beginning equity of at least 20%. He may not sell, transfer, pledge or assign the restricted Common Stock for at least two years from the date of grant and this stock does not vest until the end of the two-year period. Mr. Parker's employment agreement expires August 31, 2002 and may be extended for up to two additional years. If the Company were to terminate Mr. Parker's employment without cause, as defined therein, or if there were a change in control, as defined therein, Mr. Parker would be entitled to receive a lump-sum payment equal to the greater of the balance of his salary plus all bonuses and incentives through the end of the term of the employment agreement or any earned bonus plus incentive and any deferred bonus for the year in which the termination occurs plus additional compensation equal to 250% of his average gross compensation.

     The Company has also entered into employment agreements with Messrs. Enriquez, Karsk, Loseke and Snoozy that provide for the payment of a base salary and the opportunity for a performance bonus award. Each employment agreement also provides that such officers will be eligible to receive restricted Common Stock, options to purchase Common Stock and certain fringe benefits provided in the Company's employee benefit programs. The employment agreements with Messrs. Enriquez, Karsk, Loseke and Snoozy each expire on August 31, 2000. If the Company terminates any such officer's employment without cause, as defined in the employment agreements, such officer will be entitled to receive a lump-sum payment equal to the greater of the balance of his salary plus all bonuses and incentives through the end of the term of his employment agreement or compensation equal to 250% of his average gross compensation under each respective agreement. If there were a change in control, as defined in the employment agreements, each such officer will be entitled to receive a lump-sum payment equal to the balance of his salary plus all bonuses and incentives through the end of the term of the employment agreement plus additional compensation equal to 250% of his average gross compensation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     EXECUTIVE OFFICER COMPENSATION. The Compensation Committee of the Board of Directors, which is composed of three independent directors, is responsible for setting policies with respect to compensation of the Company's executive officers.

     COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM. At the direction of the Board of Directors, the Compensation Committee endeavors to ensure the Company's Executive Compensation Program is effective in retaining and motivating executives needed to achieve performance objectives and maximize shareholder value. The Company's objective is to closely align the executives' financial interests with those of shareholders. The Compensation Committee, as it deems appropriate, utilizes independent consulting services and compensation surveys and reviews executive compensation for a group of comparative companies to determine competitive levels of compensation.

     The Company subscribes to a total compensation theory in which base salary, performance bonuses, benefits and grants of restricted stock and/or options to purchase Common Stock are considered individually and in total. Base salary is a function of the executive officers' prior salary and the Compensation Committee's view of the base salary levels for executive officers with comparable positions and responsibilities in other companies. The remaining portion of each executive officer's compensation is directly related to the success of the Company. This is accomplished in two ways. First, each executive officer is eligible to earn a bonus based primarily upon the executive's individual performance considering both qualitative and quantitative factors, and the performance of the operating and staff organization for which the executive officer is responsible. For example, executive officers with sales responsibilities earn a bonus if specific sales and margin goals are obtained. If performance for the year is below targeted levels, there would be only a nominal bonus payment or, in some cases, no bonus payment. As specific goals are met or exceeded, the executive officer is entitled to receive a progressively larger bonus up to a stated maximum. Total bonus is based secondarily on the overall performance of the Company.

     Second, believing that significant ownership of Company stock serves to align key management's interest with that of shareholders, executive officers who, in the opinion of the Compensation Committee, contribute to the growth, development and financial success of the Company are awarded restricted Common Stock and/or options to purchase Common Stock. Grants of restricted Common Stock do not vest until two years from the grant date. All grants of options to purchase Common Stock have been made with an exercise price equal to the closing price of the Common Stock on the date of grant, and stock options granted since fiscal 1991 vest ratably over a five-year period. Therefore, the compensation value of these stock options is directly related to the long-term performance of the Company as measured by its future return to stockholders.

     DISCUSSION OF 1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. As described above, the Compensation Committee is responsible for establishing total compensation for all executives, including Gary Parker, considering both a pay-for-performance philosophy with a cap on the maximum bonus opportunity and market rates of compensation. In determining Mr. Parker's compensation for 1998, the Compensation Committee considered the Company's financial performance and corporate accomplishments, individual performance and leadership and competitive levels of compensation. The Compensation Committee also considered more subjective factors, such as implementation of the Company's plan to enhance shareholder value. With respect to establishing Mr. Parker's 1998 salary, emphasis was placed on performance and competitive salaries in the marketplace. The Company's 1998 internal plan was met or exceeded, and the Company exceeded the 1998 return on equity goal established for Mr. Parker. Accordingly, Mr. Parker was awarded the maximum allowable bonus and restricted shares for 1998. SEE "EMPLOYMENT AGREEMENTS."

     Mr. Parker's salary has remained at the same level for fiscal years 1997 and 1998 and will remain unchanged in fiscal 1999. The Compensation Committee believes Mr. Parker's salary is appropriate in relationship to other companies which compare to Lindsay in size and scope.

     The Compensation Committee believes that the Company's accomplishments under Mr. Parker's demonstrated leadership contributed to the overall performance of the Company and that this is reflected in the total compensation package.

     COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE. The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company's executive officers.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During fiscal 1998 there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

                                          Howard G. Buffett, Chairman
                                          Vaughn L. Beals, Jr.
                                          John W. Croghan

                               PERFORMANCE CHARTS

     These performance charts are not deemed to be "soliciting material" or "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and these performance charts shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

STOCK PERFORMANCE GRAPH

     The following graph is a comparison of the Cumulative Total Return on the Company's Common Stock over the five-year period ending August 31, 1998, with the Cumulative Total Return on the S&P Smallcap 600 Index and the S&P Machinery (Diversified)-500.

                        INDEXED TOTAL RETURN -- GRAPH 1

                                                                            MACHINERY (DIVERSIFIED) -
                                                LINDSAY MANUFACTURING CO.              500               S&P SMALLCAP 600 INDEX
                                                -------------------------   -------------------------    ----------------------
1993                                                        100                         100                         100
1994                                                      95.84                      111.05                       103.6
1995                                                        115                      127.61                      126.84
1996                                                     194.57                      142.37                      143.69
1997                                                     294.97                      217.98                      192.68
1998                                                     229.43                      155.11                      157.45

STOCK PERFORMANCE GRAPH

     The following graph is a comparison of the Cumulative Total Return on the Company's Common Stock over the five-year period ending August 31, 1998, with the Cumulative Total Return on the Nasdaq Composite Total Return Index and S&P Machinery (Diversified) 500. This chart is provided with the comparative indexes used by the Company in last year's information statement. The Nasdaq Composite Total Return Index will not be used in future years because the S&P Small Cap 600 Index, of which Lindsay is a member, on the preceding page is closer to the Company's market capitalization and because the Company is no longer included in the Nasdaq Composite Index.

                        INDEXED TOTAL RETURN -- GRAPH 2

                                                                            MACHINERY (DIVERSIFIED) -
                                                LINDSAY MANUFACTURING CO.              500                  NASDAQ COMPOSITE
                                                -------------------------   -------------------------       ----------------
1993                                                        100                         100                         100
1994                                                      95.84                      111.05                       104.1
1995                                                        115                      127.61                      140.21
1996                                                     194.57                      142.37                      158.07
1997                                                     294.97                      217.98                      220.54
1998                                                     229.43                      155.11                       209.8

                     RATIFICATION OF APPOINTMENT OF AUDITOR

     PricewaterhouseCoopers LLP, who has been auditor for the Company since 1974, has been appointed by the Board of Directors as auditors for the Company and its subsidiaries for the fiscal year ending August 31, 1999. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 31, 1999.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than December 27, 1998. Such proposals must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by December 27, 1998. Only stockholders of record as of November 28, 1998 are entitled to bring business before the Annual Meeting or make nominations for directors.

     In order to be included in the Company's proxy statement and form of proxy relating to its next annual meeting, stockholder proposals must be submitted by August 24, 1999 to the Secretary of the Company at its home office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter proposed by shareholders for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before December 27, 1998.

     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

     The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. The Company has incorporated portions of its Annual Report into this Proxy Statement as indicated herein. However, such Annual Report is not to be considered part of this proxy solicitation material. In addition, any stockholder who wishes to receive a copy of the Form 10-K filed by the Company with the Securities and Exchange Commission may obtain a copy without charge by writing to the Company. Requests should be directed to Mr. Bruce C. Karsk at the Company's principal executive office.

                                          By Order of the Board of Directors

                                          Bruce C. Karsk, Secretary

                                          Lindsay, Nebraska
                                          December 17, 1998

                                REVOCABLE PROXY
                           LINDSAY MANUFACTURING CO.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY MANUFACTURING CO. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 26, 1999 AND AT ANY ADJOURNMENT THEREOF.

    The undersigned hereby authorizes the Board of Directors of Lindsay Manufacturing Co. (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, on Tuesday, January 26, 1999, at 1:00 p.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

    1. ELECTION OF DIRECTORS
          [ ] FOR all nominees listed below, for terms to expire in 2002 (except as marked to the contrary below)

                                           [ ] WITHHOLD AUTHORITY to vote for
                                               all nominees listed below

                John W. Croghan          Michael N. Christodolou

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

           ---------------------------------------------------------

    2. AUDITORS. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending August 31, 1999.
[ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

    3. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof of which management did not have written notice of on December 27, 1998.
[ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

               (continued and to be signed on the reverse hereof)

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for January 26, 1999 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:
---------------------, 199__.                -----------------------------------
                                                         (Signature)

                                             -----------------------------------
                                                 (Signature if held jointly)

                                             Please sign exactly as name appears
                                             on this proxy. When shares are held
                                             by joint tenants, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give your full title. If a
                                             corporation, please sign in full
                                             corporate name by authorized
                                             officer. If a partnership, please
                                             sign in partnership name by
                                             authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.